Amended and Restated Distribution and Service Plan

Class A Shares

Introduction

The Amended and Restated Distribution and Service Plan set forth below (the “Plan”), which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), has been adopted by the funds listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”) and by Prudential Investment Management Services LLC, the distributor to the Funds (the “Distributor”).

The Funds have entered into a distribution agreement pursuant to which the Funds will employ the Distributor to distribute Class A shares issued by each Fund (“Class A shares”). Under the Plan, the Funds intend to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to Class A shares.

A majority of the Board of Directors/Trustees of each Fund (the “Board”), including a majority of those Directors/Trustees who are not “interested persons” of the Funds (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Funds and their shareholders. Expenditures under this Plan by the Funds for Distribution Activities (defined below) are primarily intended to result in the sale of Class A shares of the Funds within the meaning of paragraph (a)(2) of Rule 12b-1 under the 1940 Act.

The purpose of the Plan is to create incentives for the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Funds, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

The Plan

The material aspects of the Plan are as follows:

1.     Distribution Activities

The Funds shall engage the Distributor to distribute Class A shares of each Fund and to service shareholder accounts using all of the facilities of the Distributor’s distribution network, including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Pruco Securities, LLC (“Pruco”). Services provided and activities undertaken to distribute Class A shares of the Funds are referred to herein as “Distribution Activities.”

2.     Payment of Service Fee

Each Fund shall pay to the Distributor as compensation for providing personal service and/or maintaining shareholder accounts an annual service fee of up to 0.25% of the average daily net assets of its Class A shares (“service fee”). Each Fund shall calculate and accrue daily amounts payable by its Class A shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine.

3.     Payment for Distribution Activities

Each Fund shall pay to the Distributor as compensation for its services an annual distribution fee, which, together with the service fee (described in Section 2 hereof), shall not exceed 0.25% of the average daily net assets of its Class A shares for the performance of Distribution Activities. Each Fund shall calculate and accrue daily amounts payable by its Class A shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the FINRA Conduct Rules.

Amounts paid to the Distributor by the Class A shares of each Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of the relevant Fund, except that distribution expenses attributable to the relevant Fund as a whole will be allocated to the Class A shares according to the ratio of the sales of Class A shares to the total sales of the relevant Fund’s shares over each Fund’s fiscal year or such other allocation method approved by the Board. The allocation of distribution expenses among classes will be subject to the review of the Board.

The Distributor shall spend such amounts as it deems appropriate on Distribution Activities that include, among others:

(a)     sales commissions and trailer commissions paid to, or on account of, account executives of the Distributor;

(b)     indirect and overhead costs of the Distributor associated with Distribution Activities, including central office and branch expenses;

(c)     amounts paid to Pruco for performing services under a selected dealer agreement between Pruco and the Distributor for sale of Class A shares of the Funds, including sales commissions, trailer commissions paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;

(d)     advertising for the Funds in various forms through any available medium, including the cost of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Funds; and

(e)     sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and financial institutions (other than Pruco) that have entered into selected dealer agreements with the Distributor with respect to Class A shares of the Funds.

4.     Quarterly Reports; Additional Information

An appropriate officer of the Trust will provide to the Board for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

The Distributor will inform the Board of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and financial institutions that have entered into selected dealer agreements with the Distributor.

5.     Effectiveness; Continuation

The Plan shall take effect as to each Fund as of the date set forth below; provided, that a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A shares of the Fund shall have approved a Distribution and Service Plan for Class A Shares that provides for the payment of combined service and distribution fees by Class A Shares of the Fund in amounts at least equal to, or higher than, those provided for in Sections 2 and 3 hereof.

If approved by a vote of a majority of the outstanding voting securities of the Class A shares of each Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6.     Termination

This Plan may be terminated at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A shares of each Fund.

7.     Amendments

The Plan may not be amended to change the combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A shares of each Fund. All material amendments of the Plan, including the addition of further series to Schedule A, shall be approved by a majority of the Board and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.     Rule 12b-1 Directors

While the Plan is in effect, the selection and nomination of the Board shall be committed to the discretion of the Rule 12b-1 Directors.

9.     Records

The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

Dated:  March 9, 2015

Schedule A

Prudential Investment Portfolios 9

Prudential Absolute Return Bond Fund

Prudential World Fund, Inc.

Prudential Emerging Markets Debt Local Currency Fund

Prudential Investment Portfolios, Inc. 14

Prudential Floating Rate Income Fund

Prudential Government Income Fund

Prudential Global Total Return Fund, Inc.

Prudential Global Total Return Fund

Prudential Investment Portfolios, Inc. 15

Prudential High Yield Fund

Prudential Short Duration High Yield Income Fund

Prudential Investment Portfolios, Inc. 17

Prudential Total Return Bond Fund

Prudential Short Duration Multi-Sector Bond Fund

Prudential Short-Term Corporate Bond Fund, Inc.

Prudential Short-Term Corporate Bond Fund

Prudential Investment Portfolios 6

Prudential California Muni Income Fund

Prudential Investment Portfolios 4

Prudential Muni High Income Fund

Prudential National Muni Fund, Inc.

Prudential National Muni Fund, Inc.

The Target Portfolio Trust

Prudential Core Bond Fund